Exhibit 99.2

7 July 2008

DELIVERY VIA FEDERAL EXPRESS AND U.S. POSTAL SERVICE

Holders of Senior Secured Convertible Promissory Notes dated August 8, 2007

RE:    Notice of Deferral of Interest Payment

Ladies and Gentlemen:

The provisions of the Senior Secured Convertible Promissory Notes dated August 8, 2007 (the “Notes’) executed in your favor by SMF Energy Corporation (the “Company”), provide for a scheduled semi-annual interest payment to be made to you (the “Noteholders”) on July 1, 2008. While the Company will be making this payment, it has elected to postpone the payment until the week of July 21st, and not later than July 30, 2008 as permitted under the Notes. This deferral is based on the Company’s desire to keep its cash position strong during the 4th of July holiday period while it has been engaged in discussions with its primary lender concerning a potential increase of up to 20% of its credit line, currently capped at $25 million, and securing a reduction of its daily minimum excess availability requirement to $500,000 during the 4th of July holiday and post holiday week in response to the recent increases in the market prices of fuel and to support new growth in the Company’s business.

The unprecedented surge in fuel prices of 60% since February of this year requires the Company to further increase its available credit. This need to increase credit availability is an industry-wide issue affecting all manufacturers and distributors of petroleum products in response to the market conditions.

The Company’s need for additional credit also results from the strong growth of new customers who are using our mobile fueling services to reduce their overall fueling costs in the face of historically high fuel prices. This new business is enhancing the turnaround of our financial performance which began with the completion of the Company’s new ERP system in December 2007. In the Company’s second fiscal quarter of 2008 ended December 31, 2008, we reported a net loss of $1.986 million and negative EBITDA of $387,000. For the third quarter ended March 31, 2008, the Company’s net loss had been reduced to $1.398 million and EBITDA was a positive $277,000. In the Company’s fourth quarter ended June 30, 2008, the Company is estimating that it will report a net loss of $300,000 with improved EBITDA of $1.100 million, barring any material audit adjustments of its year-end numbers with none currently expected. While the Company has not historically projected financial performance, the current positive improvements indicate that the Company could generate $5 million to $6 million of EBITDA in its fiscal 2009 year which began on July 1st and will report positive net earnings in our first quarter ending September 30, 2008. We have attached a schedule reflecting our actual and estimated net income and EBITDA performance for fiscal 2008 and fiscal 2009, a reconciliation of EBITDA (a Non-GAAP measure) to net income, and a forward looking statement which must be considered when reviewing our projections.

200 West Cypress Creek Road, Suite 400  s  Fort Lauderdale, FL 33309  s  954.308.4200 Phone  s  954.308.4222 Fax  s  www.mobilefueling.com

Holders of Senior Secured Convertible Promissory Notes dated August 8, 2007
7 July 2008

The deferral of our scheduled July 1, 2008 semi-annual interest payment was tied to this very positive growth and material improvement in financial operating trends, as the Company engaged in discussions with its principal lender to increase the size of its facility and to allow greater flexibility with its cash resources. We are enthusiastic about the increasing demand for our services and the increased efficiency of our business, and we appreciate your understanding of our need to defer the July 1st interest payment under these circumstances.

Should you have any questions regarding this matter, please do not hesitate to contact me.

Yours very truly,

SMF ENERGY CORPORATION

By:	/s/ Richard E. Gathright
Richard E. Gathright
Chief Executive Officer and President

SMF Energy Corporation
Summary of Reported and Projected Selected Financial Data
Prepared: July 7, 2008
(In thousands of USD)

	Fiscal Year 2007	Q1	Q2	Q3	Q4	Fiscal Year 2008	Fiscal Year 2009
	Jun-07	Sep-07	Dec-07	Mar-08	Jun-08	Jun-08	Jun-09
	As Reported	As reported	As reported	As reported	Projection	Projection	Projection (2)

Net Income (Loss)	$(6,589)	$(3,019)	$(1,986)	$(1,398)	$(300)	$(6,703)	$(600) to $400
EBITDA (1)	$252	$196	$(387)	$277	$1,100	$1,186	$5,000 to $6,000

EBITDA (a non-GAAP measure) reconcilation:
Net Income (Loss)	$(6,589)	$(3,019)	$(1,986)	$(1,398)	$(300)	$(6,703)	$(600) to $400
Add back:
Interest Expense	3,727	778	782	780	632	2,972	2,396
Depreciation and Amortization
Cost of Sales	1,702	388	380	353	334	1,455	1,476
Selling General and Administration	921	282	304	311	314	1,211	1,248
Stock based compensation amortization expense	491	126	133	123	120	502	480
Loss on Extinguishment of Debt	-	1,641	-	108	-	1,749	-
EBITDA	$252	$196	$(387)	$277	$1,100	$1,186	$5,000 to $6,000

Notes:
(1) EBITDA is earnings before interest, taxes, depreciation and amortization, including amortization of stock based compensation. To the extent that loss on extinguishment of debt constitutes the recognition of previously deferred interest, it is treated as interest expense.

(2) Fiscal Year 2009 Projection excludes any potential acquisitions

FORWARD LOOKING STATEMENTS

This Notice to the Noteholders includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and in the Form 10-Q for the quarter ended March 31, 2008.